Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 19, 2014 relating to the consolidated financial statements of Quintana Shipping Limited and its subsidiaries (the “Company”), (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to certain conditions which give rise to uncertainties regarding the Company’s the ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the Heading “Experts” in such prospectus.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece
March 31, 2014